Exhibit 99.1

FICO Announces Earnings of $1.03 per Share for Second Quarter Fiscal 2018

Revenues of $258 million vs. $228 million in prior year

SAN JOSE, Calif., April 26, 2018 /PRNewswire/ -- FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its second fiscal quarter ended March 31, 2018.

Second Quarter Fiscal 2018 GAAP Results
Net income for the quarter totaled $32.3 million, or $1.03 per share, versus $25.1 million, or $0.78 per share, reported in the prior year period.

Net cash provided by operating activities for the quarter was $49.2 million versus $66.4 million in the prior year period.

Second Quarter Fiscal 2018 Non-GAAP Results
Non-GAAP Net Income for the quarter was $48.1 million vs. $34.0 million in the prior year period. Non-GAAP EPS for the quarter was $1.54 vs. $1.05 in the prior year period. Free cash flow for the quarter was $42.2 million vs. $60.5 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results" and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Second Quarter Fiscal 2018 GAAP Revenues
The company reported revenues of $257.9 million for the quarter as compared to $228.4 million reported in the prior year period.

"We delivered record revenues in our second quarter, and strong growth in net income and EPS," said Will Lansing, chief executive officer. "We are pleased with our progress and are raising our full-year guidance."

Revenues for the second quarter of fiscal 2018 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's preconfigured decision management applications and associated professional services, were $146.7 million in the second quarter, up 9% from the prior year, primarily due to increased transactional volumes of Originations Solutions and Customer Communication Services.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, as well as business-to-consumer (B2C) service, were $87.9 million in the second quarter, compared to $65.4 million in the prior year quarter, an increase of 34%. B2B revenue increased 47% and B2C revenue increased 13% from the prior year quarter.
  Decision Management Software revenues, which include Blaze Advisor®, Xpress Optimization and related professional services, were $23.3 million in the second quarter compared to $28.6 million in the prior year quarter, a decrease of 19%, due primarily to decreased up-front license sales.

Outlook
The company is updating guidance for fiscal 2018:

	Previous Fiscal 2018 Guidance*	Updated Fiscal 2018 Guidance*
Revenues	$990 million	$1.02 billion
GAAP Net Income	$136 million	$140 million
GAAP EPS	$4.34	$4.47
Non GAAP Net Income	$191 million	$200 million
Non GAAP EPS	$6.09	$6.38

* Previous and Updated Fiscal 2018 Guidance includes excess tax benefits associated with stock compensation of $20.0 million, or $0.64 per share, and a full-year tax charge of $17.0 million, or $0.54 per share, associated with tax reform legislation.

The Non-GAAP financial measures are described in the financial table captioned "Reconciliation of Non-GAAP Guidance."

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its second quarter fiscal 2018 results and provide various strategic and operational updates. The call can be accessed at FICO's web site at www.fico.com/investors. A replay of the webcast will be available at our Past Events page through April 26, 2019.

About FICO
FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956 and based in Silicon Valley, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 165 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 100 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time.

Learn more at http://www.fico.com

Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/

FICO is a registered trademark of Fair Isaac Corporation in the US and other countries.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions, material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2017 and subsequent quarterly reports on Form 10-Q. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	September 30,
	2018	2017
ASSETS:
Current assets:
Cash and cash equivalents	$ 107,868	$ 105,618
Accounts receivable, net	188,538	168,586
Prepaid expenses and other current assets	36,813	36,727
Total current assets	333,219	310,931

Marketable securities and investments	27,912	25,515
Property and equipment, net	45,111	40,703
Goodwill and intangible assets, net	831,258	825,599
Other assets	53,395	52,872
	$ 1,290,895	$ 1,255,620

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 55,234	$ 51,614
Accrued compensation and employee benefits	57,294	77,610
Deferred revenue	65,018	55,431
Current maturities on debt	191,000	142,000
Total current liabilities	368,546	326,655

Long-term debt	512,868	462,801
Other liabilities	38,778	39,627
Total liabilities	920,192	829,083

Stockholders' equity	370,703	426,537
	$ 1,290,895	$ 1,255,620

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2018	2017	2018	2017

Revenues:
Transactional and maintenance	$ 195,195	$ 161,249	$ 369,857	$ 314,909
Professional services	46,078	41,284	88,704	84,827
License	16,585	25,845	34,618	48,242
Total revenues	257,858	228,378	493,179	447,978

Operating expenses:
Cost of revenues	78,519	72,131	152,878	142,128
Research & development	32,519	26,663	61,493	52,805
Selling, general and administrative	97,057	86,231	187,353	171,445
Amortization of intangible assets	1,684	3,312	3,472	6,632
Total operating expenses	209,779	188,337	405,196	373,010
Operating income	48,079	40,041	87,983	74,968
Other expense, net	(7,277)	(6,905)	(13,224)	(13,177)
Income before income taxes	40,802	33,136	74,759	61,791
Provision for income taxes	8,527	8,052	15,185	(1,194)
Net income	$ 32,275	$ 25,084	$ 59,574	$ 62,985

Basic earnings per share:	$ 1.08	$ 0.81	$ 1.98	$ 2.03
Diluted earnings per share:	$ 1.03	$ 0.78	$ 1.90	$ 1.94

Shares used in computing earnings per share:
Basic	29,985	31,017	30,032	31,003
Diluted	31,300	32,260	31,431	32,398

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	March 31,
	2018	2017
Cash flows from operating activities:
Net income	$ 59,574	$ 62,985
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,095	18,236
Share-based compensation	35,749	29,231
Changes in operating assets and liabilities	(38,760)	(11,990)
Other, net	6,352	935
Net cash provided by operating activities	78,010	99,397

Cash flows from investing activities:
Purchases of property and equipment	(11,111)	(9,604)
Net activity from marketable securities	(2,145)	-
Net cash used in investing activities	(13,256)	(9,604)

Cash flows from financing activities:
Proceeds from revolving line of credit	147,000	79,000
Payments on revolving line of credit	(48,000)	(24,000)
Proceeds from issuances of common stock	1,706	9,114
Taxes paid related to net share settlement of equity awards	(40,448)	(36,914)
Repurchases of common stock	(124,715)	(74,647)
Other, net	(240)	(1,238)
Net cash used in financing activities	(64,697)	(48,685)

Effect of exchange rate changes on cash	2,193	(1,186)

Increase in cash and cash equivalents	2,250	39,922
Cash and cash equivalents, beginning of period	105,618	75,926
Cash and cash equivalents, end of period	$ 107,868	$ 115,848

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
(In thousands)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2018	2017	2018	2017

Applications revenues:
Transactional and maintenance	$ 97,630	$ 86,013	$ 190,843	$ 170,894
Professional services	38,516	32,640	73,369	66,981
License	10,553	15,684	23,896	31,227
Total applications revenues	$ 146,699	$ 134,337	$ 288,108	$ 269,102

Scores revenues:
Transactional and maintenance	$ 85,644	$ 63,628	$ 155,218	$ 121,880
Professional services	682	994	960	1,515
License	1,584	811	1,647	1,420
Total scores revenues	$ 87,910	$ 65,433	$ 157,825	$ 124,815

Decision Management Software revenues:
Transactional and maintenance	$ 11,921	$ 11,608	$ 23,796	$ 22,135
Professional services	6,880	7,650	14,375	16,331
License	4,448	9,350	9,075	15,595
Total decision management software revenues	$ 23,249	$ 28,608	$ 47,246	$ 54,061

Total revenues:
Transactional and maintenance	$ 195,195	$ 161,249	$ 369,857	$ 314,909
Professional services	46,078	41,284	88,704	84,827
License	16,585	25,845	34,618	48,242
Total revenues	$ 257,858	$ 228,378	$ 493,179	$ 447,978

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2018	2017	2018	2017

GAAP net income	$ 32,275	$ 25,084	$ 59,574	$ 62,985
Amortization of intangible assets	1,684	3,312	3,472	6,632
Stock-based compensation expense	19,238	14,712	35,748	29,231
Income tax adjustments	(5,177)	(5,542)	(9,873)	(10,529)
Excess tax benefit	(1,551)	(3,602)	(13,062)	(20,863)
Tax Cuts and Jobs Act	1,665	-	13,420	-
Non-GAAP net income	$ 48,134	$ 33,964	$ 89,279	$ 67,456

GAAP diluted earnings per share	$ 1.03	$ 0.78	$ 1.90	$ 1.94
Amortization of intangible assets	0.05	0.10	0.11	0.20
Stock-based compensation expense	0.61	0.46	1.14	0.90
Income tax adjustments	(0.17)	(0.17)	(0.31)	(0.32)
Excess tax benefit	(0.05)	(0.11)	(0.42)	(0.64)
Tax Cuts and Jobs Act	0.05	-	0.43	-
Non-GAAP diluted earnings per share	$ 1.54	$ 1.05	$ 2.84	$ 2.08

Free cash flow
Net cash provided by operating activities	$ 49,233	$ 66,419	$ 78,010	$ 99,397
Capital expenditures	(7,067)	(5,284)	(11,111)	(9,603)
Dividends paid	-	(620)	-	(1,238)
Free cash flow	$ 42,166	$ 60,515	$ 66,899	$ 88,556

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid.  The presentation of these financial measures is not intended to be considered  in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

FAIR ISAAC CORPORATION
RECONCILIATION OF NON-GAAP GUIDANCE
(In millions, except per share data)
(Unaudited)

	Previous Fiscal 2018 Guidance	Updated Fiscal 2018 Guidance

GAAP net income	$ 136	$ 140
Amortization of intangible assets	7	7
Stock-based compensation expense	67	76
Income tax adjustments	(16)	(21)
Excess tax benefit	(20)	(20)
Tax Cuts and Jobs Act	17	17
Non-GAAP net income	$ 191	$ 200

GAAP diluted earnings per share	$ 4.34	$ 4.47
Amortization of intangible assets	0.22	0.22
Stock-based compensation expense	2.14	2.44
Income tax adjustments	(0.52)	(0.66)
Excess tax benefit	(0.64)	(0.64)
Tax Cuts and Jobs Act	0.54	0.54
Non-GAAP diluted earnings per share	$ 6.09	$ 6.38

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid.  The presentation of these financial measures is not intended to be considered  in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

CONTACT: Investors/Analysts: Steve Weber, (800) 213-5542, investor@fico.com; or Media: Greg Jawski, Porter Novelli, (212) 601-8248, greg.jawski@porternovelli.com